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[LETTERHEAD]

CLIENT/FILE NUMBER:


178695-34
                                 March 1, 1990

Dean Witter/Sears New York
 Municipal Money Market Trust
Two World Trade Center
New York, New York 10048

Gentlemen:

     Dean Witter/Sears New York Municipal Money Market Trust (the "Trust") is a trust created under a written Declaration of Trust executed and delivered in Boston, Massachusetts on December 28, 1989. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. We have acted as special Massachusetts counsel for the Trust with respect to the organization of the Trust, and in such capacity we are furnishing you with this opinion.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such cerificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion, including the Declaration of Trust. Copies of the Declaration of Trust have been duly filed with the Secretary of The Commonwealth of Massachusetts.

     Under Article VI, Section 6.1 of the Declaration of Trust, the beneficial interest in the Trust is represented by an unlimited number of transferable shares, $.01 par value. Under Article VI, Section 6.4, the Trustees are empowered in their discretion to issue shares of beneficial interest to such party or parties and for such amount and type of consideration, including cash or property, at such time or times and on such terms as the Trustees may deem best.

     Based on the foregoing, and with respect to Massachusetts law (except that no opinion is expressed with respect to compliance with the Massachusetts Uniform Securities Act) only,


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                                 GASTON & SNOW

Dean Witter/Sears New York
 Municipal Money Market Trust
March 1, 1990
Page 2

to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, we are of the opinion that, under existing law:

     1. The Trust is a trust with transferable shares of beneficial interest, organized in compliance with the laws of The Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid.

     2. Shares of beneficial interest which are registered under the Securities Act of 1933, as amended, under a registration statement on Form N-1A which we understand the Trust has filed with the Securities and Exchange Commission (the "Registration Statement") may be legally and validly issued pursuant to the terms of the Registration Statement and the prospectus contained therein, upon receipt by the Trust of payment in compliance with Article VI, Section 6.4 of the Declaration of Trust. We are further of the opinion that such Shares when so issued will be fully paid and nonassessable by the Trust.

     We understand that Sheldon Curtis, Esquire, will rely on this opinion solely in connection with his opinion to be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such use of this opinion, and we also consent to the filing of this opinion with the Securities and Exchange Commission.


                               Very truly yours,

                                 /s/ Gaston & Snow